Exhibit 99.1

Akili Reports Fourth Quarter and Full Year 2023 Financial Results and Provides Business Update

FY 2023 total revenues of $1.7M, a 420% increase over FY 2022 as EndeavorOTC® gained traction in the market following June 2023 product release

Reports fourth quarter 2023 total revenues of $749 thousand, representing 7% growth over the third quarter of 2023, and positive gross margins of 66%, representing a 6 percentage point increase over the third quarter of 2023

Akili partner Shionogi releases positive Phase 3 trial results and submits Akili’s digital therapeutic SDT-001 for marketing approval in Japan

Company lowers FY 2024 non-GAAP total operating expense guidance to between $38 million and $43 million and reaffirms gross margins guidance of 60-70% by late 2025; ends FY 2023 with $75.2 million in cash and cash equivalents and reaffirms cash runway into 2H 2025

BOSTON, Mass. –February 29, 2024– Akili, Inc. (Nasdaq: AKLI), a leading digital medicine company, today reported its financial results for the quarter and full year ended December 31, 2023, and provided an update on business progress.

“We continue to see clear demand for our innovative, digital therapeutics, particularly amidst the ongoing mental health crisis and increasing awareness of adult ADHD prevalence,” said Matt Franklin, Chief Executive Officer at Akili. “Our mid-year shift to a leaner, customer-centric model has yielded strong initial results, with revenue growth and gross margin improvement in 2023, that we believe will strengthen our ability to achieve profitability over time.”

Business Update

•	The company continued to see growth in demand for EndeavorOTC in the fourth quarter. Key metrics in the fourth quarter of 2023 include:
○

Active subscribers increased to 11,571 in Q4, despite a decrease in first-time app downloads (139,499 in Q4), due to improved conversion and strong renewals as a result of optimized customer targeting and acquisition. Active subscribers is defined as total users with a paid subscription in the period.

○	$596 thousand in EndeavorOTC revenues and $596 thousand in EndeavorOTC billings (a non-GAAP financial measure defined as EndeavorOTC revenues plus the change in deferred revenue).
○

Q4 average revenue per paying user (ARPU) was $88, as adjustments continued to be made to optimize pricing and subscription options for customers. ARPU is defined as EndeavorOTC revenues divided by active subscribers within the period.

•

In December 2023, Akili announced FDA authorization for the label expansion of EndeavorRx® from 8 - 12 year-old patients with primarily inattentive or combined-type ADHD who have a demonstrated attention issue to include children aged 13 - 17. This increased age range is expected to more than double the number of pediatric patients with ADHD who are now eligible for EndeavorRx with a prescription or order from a healthcare provider.

•	Akili continues to work interactively with FDA on the review of its marketing submission for EndeavorOTC and expects to provide a status update by the end of the second quarter of 2024.
○	Pursuant to FDA guidance, Akili is continuing to make EndeavorOTC available over-the-counter, without a prescription, while its submission to FDA is under review.

•

Earlier this week, Akili’s partner Shionogi & Co. Ltd announced its submission of a marketing approval application for SDT-001, the Japanese localized version of Akili’s AKL-T01 digital therapeutic, to Japan’s Ministry of Health, Labour, and Welfare, for commercialization and sale in Japan. The submission for marketing approval in Japan follows the positive results of the Phase 3 clinical trial of SDT-001 conducted by SHIONOGI in Japan in pediatric ADHD patients, also announced earlier this week.

FY 2023 Financial Highlights

•

Cash Position: Cash and cash equivalents as of December 31, 2023 were $75.2 million. The decrease of cash and cash equivalents and short-term investments of approximately $61.0 million compared to December 31, 2022 was primarily to fund 2023 operations, including commercializing EndeavorRx and EndeavorOTC.

•

Revenues: Total revenues for full year 2023 were $1.7 million, which was comprised of $1.2 million of EndeavorOTC product revenue and $0.5 million of EndeavorRx product revenue, compared to $0.3 million for full year 2022, which was comprised solely of EndeavorRx product revenue.

•

Total Operating Expenses: GAAP total operating expenses were $65.3 million for full year 2023, compared to $90.6 million for full year 2022. Non-GAAP total operating expenses were reduced to $53.4 million for full year 2023, compared to $78.2 million for full year 2022. The decrease in 2023 compared to 2022 was primarily driven by a decrease in personnel costs across the organization, clinical trial costs, and costs associated with the August 2022 business combination.

•

Net Loss: GAAP net loss was $59.5 million in full year 2023 compared to a GAAP net loss of $8.0 million in full year 2022. The increase in year over year GAAP net loss was primarily attributable to a smaller gain recognized on the Company’s earnout shares in 2023 ($3.4 million) versus 2022 ($82.7 million). Non-GAAP net loss was $50.9 million in full year 2023 compared to a non-GAAP net loss of $78.3 million in full year 2022. The decrease in non-GAAP net loss in 2023 was driven primarily by lower non-GAAP total operating expenses compared to 2022.

Fourth Quarter 2023 Financial Highlights

•

Revenues: Total revenues for the fourth quarter of 2023 were $749 thousand compared to $702 thousand for the third quarter of 2023, driven by the continued growth of EndeavorOTC in the adult ADHD market in the fourth quarter.

•

Total Billings: Total billings, a non-GAAP financial measure defined as revenues plus the change in deferred revenue, were $676 thousand for the fourth quarter of 2023, compared to $699 thousand for the third quarter of 2023. This decrease in quarter over quarter total billings was due to a reduction in the number of EndeavorRx prescriptions as Akili continued to scale up the EndeavorOTC business.

•

Total Operating Expenses: GAAP total operating expenses were $12.1 million for the fourth quarter of 2023, compared to $18.8 million for the third quarter of 2023, driven by a reduction in stock-based compensation expense in the fourth quarter and severance-related charges in the third quarter associated with the headcount reduction announced in September 2023. Non-GAAP total operating expenses were $11.6 million for the fourth quarter of 2023, compared to $14.7 million for the third quarter of 2023, driven primarily by headcount savings and a reduction in customer acquisition costs.

•

Gross Margins: Total gross margins were 66% in the fourth quarter of 2023 compared to 60% in the third quarter of 2023, largely driven by a transition from a third-party digital pharmacy to an in-house distribution system for EndeavorRx order fulfillment.

•

Net Loss: GAAP net loss was $11.1 million for the fourth quarter of 2023, compared to a GAAP net loss of $15.9 million for the third quarter of 2023. Non-GAAP net loss was $10.8 million for the fourth quarter of 2023, compared to a non-GAAP net loss of $13.9 million for the third quarter of 2023.

Financial Guidance

•	Non-GAAP Total Operating Expenses (updated):

2024 non-GAAP total operating expenses are expected to be between $38 million and $43 million (down from prior guidance of between $42 and $47 million), which excludes stock-based compensation expense.

•	Cash Runway:

Cash, cash equivalents, and short-term investments are expected to be sufficient to fund current and planned operations into the second half of 2025.

•	Gross Margins:

By late 2025, the non-prescription business model is expected to operate at 60-70% gross margins.

For additional information, please see the tables below, which include a reconciliation of the historical non-GAAP financial measures to GAAP financial measures.

Non-GAAP Financial Measures

In addition to financial information prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes the following non-GAAP financial measures: EndeavorOTC billings on a historical basis, total billings on a historical basis, non-GAAP total operating expenses on a historical basis, non-GAAP net loss on a historical basis and non-GAAP total operating expenses on a projected basis. Akili derives these non-GAAP financial measures by excluding or adjusting certain expenses and other items from the respective GAAP financial measure that is most directly comparable to each non-GAAP financial measure. Specifically, EndeavorOTC billings is defined as EndeavorOTC revenues plus the change in deferred revenue; total billings is defined as total revenues plus the change in deferred revenue during the period; 2022 non-GAAP total operating expenses on a historical basis excludes stock-based compensation expense and transaction costs allocated to earn-out shares; 2023 non-GAAP total operating expenses on a historical basis excludes stock-based compensation expense, an impairment loss on certain assets associated with our sublease and severance and termination-related costs associated with the workforce reductions during the year; 2022 non-GAAP net loss excludes transaction costs allocated to earn-out shares, stock based compensation expense, and the change in estimated fair value of earn-out liabilities; 2023 non-GAAP net loss excludes stock-based compensation expense, an impairment loss on certain assets associated with our sublease, severance and termination-related costs associated with the workforce reductions announced during the year, and the change in estimated fair value of earn-out liabilities; and 2024 non-GAAP total operating expenses on a projected basis excludes stock-based compensation expense. Akili’s management believes that these non-GAAP financial measures are useful to both management and investors in analyzing its ongoing business and operating performance. Management does not intend the presentation of these non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP, but as a complement to provide greater transparency. In addition, these non-GAAP financial measures may differ from similarly-named measures used by other companies. A reconciliation of the historical non-GAAP financial measures to GAAP financial measures is included in the attached financial tables. However, a quantitative reconciliation of projected non-GAAP total operating expenses to projected GAAP operating expenses is not available, nor is the probable significance of such reconciling information, due to Akili’s inability to predict with reasonable certainty the amount of future stock-based compensation expense at this time.

EndeavorOTC Indication and Overview

EndeavorOTC is a digital therapeutic indicated to improve attention function, ADHD symptoms and quality of life in adults 18 years of age and older with primarily inattentive or combined-type ADHD. EndeavorOTC utilizes the same proprietary technology underlying EndeavorRx, a prescription digital therapeutic indicated to improve attention function in children ages 8 - 17. EndeavorOTC is available under the U.S. Food and Drug Administration’s current Enforcement Policy for Digital Health Devices for Treating Psychiatric Disorders During the Coronavirus Disease 2019 (COVID-19) Public Health Emergency. EndeavorOTC has not been cleared or authorized by the U.S. Food and Drug Administration for its indications. It is recommended that patients speak to their health care provider before starting EndeavorOTC treatment. No serious adverse events have been reported in any of our clinical studies. To learn more, visit EndeavorOTC.com.

EndeavorRx Indication and Overview

EndeavorRx is a digital therapeutic indicated to improve attention function as measured by computer-based testing in children ages 8-17 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. Patients who engage with EndeavorRx demonstrate improvements in a digitally assessed measure Test of Variables of Attention (TOVA®) of sustained and selective attention and may not display benefits in typical behavioral symptoms, such as hyperactivity. EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication, and/or educational programs, which further address symptoms of the disorder. EndeavorRx is available by prescription only. It is not intended to be used as a stand-alone therapeutic and is not a substitution for a child’s medication. The most common side effect observed in children in EndeavorRx’s clinical trials was a feeling of frustration, as the game can be quite challenging at times. No serious adverse events were associated with its use. EndeavorRx is recommended to be used for approximately 25 minutes a day, 5 days a week, over initially at least 4 consecutive weeks, or as recommended by your child’s health care provider. To learn more about EndeavorRx, please visit EndeavorRx.com.

About Akili

Akili is pioneering the development of cognitive treatments through game-changing technologies. Akili’s approach of leveraging technologies designed to directly target the brain establishes a new category of medicine – medicine that is validated through clinical trials like a drug or medical device but experienced like entertainment. Akili’s platform is powered by proprietary therapeutic engines designed to target cognitive impairment at its source in the brain, informed by decades of research and validated through rigorous clinical programs. Driven by Akili’s belief that effective medicine can also be fun and engaging, Akili’s products are delivered through captivating action video game experiences. For more information, please visit www.akiliinteractive.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “prepare,” “pursue,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements in this press release related to: our use of the STARS-ADHD-Adult study data in a regulatory submission with FDA to obtain regulatory authorization for our over-the-counter product, EndeavorOTC; our expectations regarding our ability to continue to be able to market EndeavorOTC under the relevant FDA guidance; our expectations regarding our ability to use EndeavorOTC to directly and efficiently engage with adults struggling with attention issues and ADHD; our expectation that the label expansion of EndeavorRx will more than double the number of pediatric patients who are now eligible for EndeavorRx; our plans to request FDA authorization of the conversion of EndeavorRx to over-the-counter labeling and to submit data to FDA in 2024; our expectations regarding our partner SHIONOGI’s Phase 3 clinical trial results and its plans and timing regarding its regulatory submission in Japan of our SDT-001 product for pediatric ADHD patients; our expectations regarding our ability to achieve profitability; our expectations regarding our FY 2024 non-GAAP total operating expenses; our expectations regarding our future gross margin percentage; our expectations that our cash, cash equivalents, and short-term investments will be sufficient to fund our current and planned operations into the second half of 2025; and our expectations regarding our continued strong demand from individuals struggling with ADHD. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to: our ability to obtain and maintain over-the-counter FDA authorization for EndeavorOTC; our ability to continue to commercialize EndeavorOTC under relevant FDA guidance; our ability to obtain regulatory authorization from FDA to convert our EndeavorRx product to over-the-counter-labeling; our ability to successfully create, and navigate, a new category of medicine and to achieve broad adoption of digital therapeutics among customers and healthcare providers; our ability to continue to advance our clinical development pipeline; our ability to defend our intellectual property and satisfy various FDA and other regulatory requirements in and outside of the United States; the risk of adverse macroeconomic or political changes and a changing regulatory landscape in the highly competitive industry in which we operate; the timing and results expected from our and our partners’ clinical trials and our reliance on third parties for certain aspects of our business; our ability to accurately estimate expenses, capital requirements, and needs for additional financing; and other risks identified in our current filings and any subsequent filings made with the Securities and Exchange Commission (SEC). We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof and should not be relied upon as representing our views as of any subsequent date. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Akili, Inc.

Unaudited Condensed Consolidated Balance Sheets

	December 31, 2023	September 30, 2023	December 31, 2022

Assets

Current assets:

Cash and cash equivalents	$75,150	$73,799	$54,097

Restricted cash	305	305	305

Short-term investments	-	12,482	82,034

Accounts receivable	300	442	41

Prepaid expenses and other current assets	2,275	3,608	4,565

Total current assets	78,030	90,636	141,042

Property and equipment, net	680	644	919

Operating lease right-of-use asset	1,577	1,753	2,596

Prepaid expenses and other long-term assets	96	109	—

Total assets	$80,383	$93,142	$144,557

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable	$1,285	$1,217	$2,681

Accrued expenses and other current liabilities	3,326	3,385	5,616

Deferred revenue	100	173	106

Operating lease liability	756	774	826

Note payable, short term	7,500	7,500	4,375

Total current liabilities	12,967	13,049	13,604

Note payable, long term	3,445	5,209	10,442

Operating lease liability, net of current portion	1,730	1,928	2,485

Corporate bond, net of bond discount	2,054	1,999	1,834

Earn-out liabilities	1,632	1,841	5,513

Other long-term liabilities	23	22	-

Total liabilities	21,851	24,048	33,878

Commitments and contingencies

Stockholders’ equity

Common stock	8	8	8

Additional paid-in capital	358,305	357,720	350,980

Accumulated deficit	(299,781)	(288,634)	(240,288)

Accumulated other comprehensive loss	-	-	(21)

Total stockholders’ equity	58,532	69,094	110,679

Total liabilities and stockholders’ equity	$80,383	$93,142	$144,557

Akili, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,		Three Months Ended September 30,
	2023	2022	2023	2022	2023

Revenues	$749	$111	$1,678	$323	$702

Cost of revenues	252	125	819	441	280

Gross profit (loss)	497	(14)	859	(118)	422

Operating expenses:

Research and development	4,296	7,642	19,925	28,858	4,912

Selling, general and administrative	7,824	14,451	45,419	61,701	13,936

Total operating expenses	12,120	22,093	65,344	90,559	18,848

Operating loss	(11,623)	(22,107)	(64,485)	(90,677)	(18,426)

Other income, net	529	5,311	5,045	82,732	2,550

Income tax expense	(53)	(19)	(53)	(19)	-

Net loss	$(11,147)	$(16,815)	$(59,493)	$(7,964)	$(15,876)

Akili, Inc.

GAAP to Non-GAAP Reconciliation

	Three Months Ended December 31,		Years Ended December 31,		Three Months Ended September 30,
	2023	2022	2023	2022	2023

GAAP Total Operating Expenses	$12,120	$22,093	$65,344	$90,559	$18,848

Transaction costs allocated to earn-out shares	-	-	-	(3,046)	-

Stock-based compensation	(556)	(2,117)	(6,807)	(9,309)	(1,655)

Impairment loss on sublease	-	-	(384)	-	-

Expenses related to workforce reduction	-	-	(4,730)	-	(2,461)

Non-GAAP Total Operating Expenses	$11,564	$19,976	$53,423	$78,204	$14,732

GAAP Net Loss	$(11,147)	$(16,815)	$(59,493)	$(7,964)	$(15,876)

Transaction costs allocated to earn-out shares	-	-	-	3,046	-

Stock-based compensation	556	2,117	6,807	9,309	1,655

Impairment loss on sublease	-	-	384	-	-

Expenses related to workforce reduction	-	-	4,730	-	2,461

Change in estimated fair value for earn-out liabilities	(181)	(4,842)	(3,363)	(82,734)	(2,128)

Non-GAAP Net Loss	$(10,772)	$(19,540)	$(50,935)	$(78,343)	$(13,888)

Total Revenues	$749	$111	$1,678	$323	$702

Deferred revenue, end of period	100	106	100	106	173

Deferred revenue, beginning of period	(173)	(109)	(106)	(96)	(176)

Total Billings	$676	$108	$1,672	$333	$699

EndeavorOTC Revenues	$596	$-	$1,155	$-	$553

Deferred revenue, end of period	-	-	-	-	-

Deferred revenue, beginning of period	-	-	-	-	(20)

EndeavorOTC Billings	$596	$-	$1,155	$-	$533

Investor Contact:

Matt Franklin

Chief Executive Officer

InvestorRelations@akiliinteractive.com

Media Contact:

Caty Reid

VP, Marketing & Communications

PR@akiliinteractive.com

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